RESOLUTION OF THE SHAREHOLDERS

OF

ALTERNATIVE INVESTMENT CORPORATION

The following is a true copy of the Resolution duly adopted by the Majority of the Shareholders of the Corporation at a special meeting, notice to this meeting having been waived, held this 1st day of December 2017;

WHEREAS there has been presented to and considered by this meeting a Motion to appoint a new DIRECTOR of the Corporation;

NOW THEREFORE BE IT RESOLVED that the majority of shareholders having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to DGC §228, have overwhelmingly decided and RESOLVED that

ANTONIO TREMINIO be named as new Director & CEO of the Corporation.

Said Motion is hereby passed and the corporate books, records and the Company shall file this Resolution in the corporate records.

Dated: 1st December, 2017

Mr. Hori Masaaki, *on behalf of* Canton Investments Ltd., Majority Shareholder